Exhibit 10.08
Amended and Restated Sales Agency Agreement on Promotion of Shanda Games Pre-paid
Cards and Sheng-fu-tong System Marketing
This Agreement is entered into by and between:
Shanghai Sheng-fu-tong E-commerce Co., Ltd., located at 208 Juli Road, Pudong New Area, Shanghai, hereinafter referred to as “Party A”; and
Shanghai Shulong Technology Development Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai; Nanjing Shulong Computer Technology Development Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai; Shanghai Shulong Computer Technology Development Co., Ltd. , located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai; hereinafter collectively referred to as “Party B”.
Party A and Party B may hereinafter collectively referred to as the “Parties” and, individually referred to as the “Party”.
Whereas,
1.	Party A, a company incorporated and existing under the laws of the People’s Republic of China (the“PRC”), is a nationwide professional marketing and payment service provider for interactive entertainment products. Party A has duly caused its authorized representative to enter into this Agreement.

2.	Party B, a company incorporated and existing under the laws of the PRC, is the largest online games operator in the PRC. Party B has been licensed and qualified to operate and sell online game products. In the meantime, Party B has the legitimate rights to operate and charge a large number of online games in the Mainland of the PRC. Party B has duly caused its authorized representative to enter into this Agreement.

3.	In order to exploit online games markets in the PRC, to provide the users with more services, and to make use of their respective advantages sufficiently, the Parties are willing to cooperate with each other based on their respective professional expertises.
NOW THEREFOR, it is hereby agreed as follows:
     The Parties have reached, and would like to abide by, the following terms and conditions in respect of the following cooperation through friendly negotiation, on the basis of equal footing, mutual benefits and complete willingness, in accordance with relevant laws and regulations of the PRC.

1.	Terms and Definitions
1.1.	“Products” shall mean all billable products, features and services of all online games versions owned or provided by Party B in the Term of this Agreement. The Products hereunder can be charged by the means of including but not limited to physical cards, virtual cards, Esales, B2C bank-card payment, mobile payment and all other payment forms.

1.2.	“Sheng-fu-tong System” shall mean the online payment system that has been developed and designed by Party A, and Party A’s integrated offline channel system, through which the professional marketing and payment services can be provided for all kinds of interactive entertainment products. Party A’s marketing and payment services hereunder can be provided through its website platform (pay.sdo.com) and its offline channel system (including but not limited to its regional representative offices and regional contractual agents).

1.3.	“Shanda Interactive Entertainment Cards” shall mean a kind of marketing and payment service media for interactive entertainment products, which has been developed and designed by Party A. The one-stop payment services can be provided for online games and interactive entertainment contents through online direct payment technology interface. The Shanda Interactive Entertainment Cards include but not limited to physical cards and virtual cards with various face value, and can be charged through the Esales as well.

1.4.	“Physical Cards” shall mean the user prepayment cards, a kind of physical cards with numbers and codes, and representing certain face value, which need to be produced and processed and are used for paying for the user consumptions or services. The Physical Cards include but not limited to the user prepayment cards with various face value and the packaged user prepayment cards with various face value.

1.5.	“Virtual Cards” shall mean the user prepayment cards, a kind of intangible (virtual) cards with numbers and codes, and representing certain face value, which do not need to be produced or processed and are used for paying for the user consumptions or services. The Virtual Cards include but not limited to the user’s prepayment cards with various face value and the packaged user prepayment cards with various face value.

1.6.	“Esales Services” shall mean a kind of services, based on which the Products can be plugged into the Shanda Interactive Entertainment Cards Platform. Esales is a kind of virtual online charge form, through which the end users can directly pay certain amount to their accounts on the games platfom by using their prepayment cards at the charge sides of Party A and Party B after the charge billing servers of Party A and Party B are connected.
1.7.	“B2C Bank-cards” shall mean all kinds of bank cards (including the credit cards, debit cards and savings cards that have been equiped with internet payment functions). The end users can pay for the Products or services on the internet by using these bank cards.

1.8.	“Marketing and Promotion Services” shall mean the charging and promotion services based on Party A’s Sheng-fu-tong System, through which Party A can charge the Products, features related to the Products and services provided by Party B in the Authorized Region.

1.9.	“Authorized Region” shall mean the People’s Republic of China.

2.	Agreements
2.1.	Cooperation Project: Party B authorizes Party A to sell Shanda Games Pre-paid Cards as its exclusive agent during the Term of this Agreement. For improving the experiences of the users, Party A may sell the Shanda Games Pre-paid Cards in the form of Shanda Interactive Entertainment Cards, and let the users to pay the Products by using the Shanda Interactive Entertainment Cards through its Sheng-fu-tong System. The Shanda Interactive Entertainment Cards and the Shanda Games Pre-paid Cards can be converted through the backend system developed by Party A.

2.2.	In the event that Party B fails to perform or circuitously avoid any of its obligation under this Agreement, or detach its rights and obligations hereunder or to do so circuitously, all revenues and benefits arising therefrom shall be owned by Party A.

2.3.	The Parties have agreed that Party B may carry out the marketing activities for the Products through promotion, advertising and gift-giving, but shall not engage in any direct or indirect sales of the Products. In the event that the Parties negotiate on the strategies in respect of the issuance, promotion and advertising of the game products, such strategies shall be agreed and made in an appendix to this Agreement.

2.4.	The Parties have agreed that Party B agrees to accept the payment by Party A or its designated person, and that Party B treats the payment by such designated person as the performance of Party A’s payment obligations hereunder. However, the payment by such designated person, which has been agreed by Party B, shall not create the assignment of Party A’s rights and obligations hereunder to such designated person.

3.	Technical Realization
3.1.	For allowing the end users to pay the Products through Physical Cards, Virtual Cards, bank cards and Esales, and to recharge their game cards, Party A shall provide the Sheng-fu-tong System and technical supports.

3.2.	Party B shall charge the fees on its dedicated official web sales areas (including linked areas), dedicated charge areas (including linked areas), dedicated channel agency areas (including linked areas) through the platforms provided by Party A. In order to provide the consumers with services and to maintain the game servers, Party B shall establish its own official platforms. In the meantime, Party A shall provide the charging services and maintain the charging platforms for Party B’s official platforms.

3.3.	Party A shall make dedicated charge, card-purcase and bank-card value-store websites for Party B’s official websites, and such websites shall be directly linked to related platforms of Party A, according to which the same charging service functions can be provided on the platforms of Party A and Party B simultaneously.

3.4.	Party A shall provide Party B with technical connection documents and free technical services for assisting Party B’s technical personnel to complete the technical interface connection. For the purpose of the Esales functions of the Sheng-fu-tong System, Party B shall assist Party A to complete the Esales interface connection and tests of and to the websites and servers of the Parties within ten (10) working days after this Agreement is entered into. Thereafeter, the users can make direct online payment from time to time through Sheng-fu-tong System of Party A without logging on Party B’s servers.

4.	Physical Cards and Copyrights
4.1.	For the purpose of this Agreement, the Party is entitled to use the name and logo of the other Party under free of charge for the advertisement and production of Physical Cards after this Agreement is entered into; however, any such use shall not create any assignment of intellectual properties in such name and logo.

4.2.	During the Term of this Agreement, Party A is entitled to own the copyrights in relevant product layout designs on its website and in the layouts of the Physical Cards, but the copyrights in the logo, game photos and pictures of Party B that have used in the said layouts shall be remained the property of Party B.

4.3.	All production costs of the Physical Cards of the single-joint-brand Shanda

Interactive Entertainment Cards (namely, any other information rather than Party B’s information and Party A’s charge information shall not be included on such Physical Cards) shall be borne by Party B. However, the production costs of the Physical Cards shall be borne by Party A provided that Party B selects Party A’s multi-joint-brand cards (namely, multi-party product information and Party A’s charge information will be covered on such Physical Cards).
4.4.	Party B authorizes Party A to add the pictures and information related to the Products on the Physical Cards and the websites and advertising posters related to the Shanda Interactive Entertainment Cards. In the meantime, Party B shall ensure that it has legitimate rights on any such provided contents and information. Furthermore, Party B shall be liable for any infringement that may be caused by any such provided contents and information.

5.	Pricing, Settlement Process and Invoice
5.1.	Settlement Price: The settlement price for the sales revenues recognized from the Sheng-fu-tong System shall be determined subject to different types of Shanda Games Pre-paid Cards. For more information on the settlement price, please refer to Appendix 6.2. Party A shall pay Party B for the Shanda Games Pre-paid Cards sold through the Sheng-fu-tong System subject to corresponding price.

5.2.	Sheng-fu-tong System Settlement Process: Party B shall unconditionally provide the user recharge requests given through Party A’s Sheng-fu-tong System. Party A shall be responsible for checking the traded volume of the Shanda Games Pre-paid Cards, and then shall make a settlement with Party B subject to this Agreement.

5.3.	Settlement Period: After all pre-paid amount has been consumed, the Parties agree to appoint their persons to check the total traded volume for the immediately preceding month within ten (10) working days from the beginning of each month. Thereafter, the Parties shall make a settlement in RMB within five (5) working days (to be extended accordingly in case of public holidays and Force Majeure) subject to the data statistics from the backend systems of and the settlement price agreed by the Parties.

5.4.	Invoice: Party A shall provide full invoices with the collected value at the requests of the end users. Party B shall provide Party A with the invoices with the monthly settled values.

5.5.	Party B’s Account Information:
Shanghai Shulong Technology Development Co., Ltd.

Account Bank: Jing’An Branch of Shanghai Pudong Development Bank
Account Number: [***]
Contact: He Juan
Nanjing Shulong Computer Technology Development Co., Ltd.
Account Bank: Hunan Road Sub-branch of Nanjing Branch of China Merchants Bank
Account Number: [***]
Contact: He Juan
Shanghai Shulong Computer Technology Development Co., Ltd.
Account Bank: Dongfang Sub-branch of Shanghai Branch of China Merchants Bank
Account Number: [***]
Contact: He Juan

6.	Rights and Obligations
6.1.	Party A’s Rights and Obligations (in addition to its rights and obligations specified in other sections) :

6.1.1.	Party A shall be in strict compliance with the agency service methods specified in this Agreement after it is qualified as a service provider and enters into this Agreement with Party B.

6.1.2.	Party A is obligated not to disclose any of the discount standards, pricing standards and collection charges specified in this Agreement to any third party.

6.1.3.	Party A shall be responsible for settling any customer complaints in relation to the service process of Sheng-fu-tong System, and for bearing the liabilities related to such complaints.

6.2.	Party B’s Rights and Obligations (in addition to its rights and obligations specified in other clauses) :

6.2.1.	Party B shall undertake and ensure that the Esales interface provided to Party A’s system is kept with date communication stability at any time, and that the charge information on the joint-brand cards with various face value is accurate and effective, and that the advertisements, dedicated sales areas, dedicated channel agency areas and dedicated charge areas on the official website related to the Products are accurate and effective.

6.2.2.	In the event that Party B’s inquiry interface stops working, Party B shall provide manual customer services for settling the problems related to the recharges within twenty-four (24) hours after Party A’s customer services department submits the problem lists to Party B’s customer services department. In the event that Party B’s inquiry interface stops working, or Party B is unable to provide manual customer services or fails to settle the said problems within twenty-four (24) hours, Party B shall acknowledge and accept any of Party A’s actions as follows:
6.2.2.1.	With the goal of ensuring the stable operation of the interface and solidifying the user services, Party A is entitled to treat any such problems that have not been settled within the agreed time as an unsuccessful handling, and any losses arising therefrom shall be borne by Party B.

6.2.2.2.	Party A is entitled to close the interface temporarily provide that the Products cannot be charged substantially and Party B fails to provide inquiry services.

6.2.3.	Party B shall be liable for any complaints and disputes arising out of the games, and for settling any complaints from the customers that have been caused by it at its own costs.

6.2.4.	Party B shall be responsible for the production, distribution and launch of promotion articles (advertisements and posters). For supporting Party A’s promotional activities in respect of the Products, Party B shall provide Party A with articles and materials under free of charge, and deliver such articles and materials to the designated places at Party A’s request.

6.2.5.	Party B shall provide the persons designated by Party A with the daily simultaneously average number of the charged online users of the Products and other relevant data for once every month by e-mail or fax.

6.2.6.	Party B shall be responsible for obtaining all licenses (referring to electronic publication number, permits and product recording certificated issued by internet culture authorities) in relation to the commercial (billable) operation of the Products from the General Administration of Press and Publication of the PRC, the Ministry of the PRC and other governmental authorities. In the meantime, Party B is obligated to append the copies of those licenses to this Agreement for Party A’s recording. Party B shall ensure that the provided game contents do not violate national decrees and regulations, nor infringe intellectual properties and relevant rights and benefits of any third person. In case of any of the said violation or infringement, Party B shall bear any consequence arising therefrom.

6.2.7.	Party B shall be responsible for the stable operation, updates and maintenance of the Products, and for the lease and set-up of server hardware and software, bandwidth of computer rooms and servers. Party B shall update and upgrade the game products under operation, and shall not reject any update or upgrade without any unjustified reasons, unless otherwise there is evidence showing that the updated and upgraded products provided by the game software supplier (developer) are deficient or made with material defects, omission or errors, there are the contents that may sufficiently or potentially lead to the reducation of the simultaneous online user number, or the game software supplier (developer) fails to update and upgrade the software. Any such updates and upgrades shall not break the software agency agreement by and between Party B and the game software supplier (developer).
6.2.8.	Party B shall set up dedicated charge areas (dedicated sales areas of Shanda Interactive Entertainment Cards, dedicated sales areas of cards and pokers), dedicated sales areas and dedicated agency areas on the official website for Party A. For showing Party A’s standing and identity as a service provider to Party B, and for showing Party A’s logo and linkage on the visual, Party B shall prominently place the same on its product advertising articles, official website, all web-pages and product cards (such as the home pages on Party B’s website and official website of the game products hereunder). Party B shall leave relevant advertising room for Party A on the home page of its official website and dedicated marketing areas.

7.	Term
7.1.	This Agreement is valid for five years (60 natural months) from the date when this Agreement is duly entered into by the Parties. Upon the expiration of the Term, this Agreement shall be extended for another year provided that no party gives a written objection ninety days prior to the expiration of the Term.

8.	Confidentiality
8.1.	The Party shall take any measures necessary to avoid any unauthorized disclosure, use or publication of the trade secrets obtained from the other Party during the cooperation, or to avoid the same obtainable by any unauthorized person.

8.2.	The Party obtaining the trade secrets (hereinafter referred to as “Obtaining Party”) shall not reproduce or copy, in whole or part, the said trade secrets that have been disclosed by the other Party (hereinafter referred to as “Disclosing Party”) without prior authorization of the Disclosing Party or any permission under this Agreement. The Obtaining Party shall return all trade secrets to the Disclosing Party or destroy such trade secrets upon receipt of written consents from the Disclosing Party after this Agreement is terminated.

8.3.	The Obtaining Party shall use the trade secrets subject to this Agreement. Furthermore, the Obtaining Party has caused or will cause its employees and consultants who have been told such trade secrets to enter into a confidential contract covering the contents materially similar to the confidential obligations in this section.
8.4.	The Parties have agreed to keep all settlement price and other sensible information involved in this cooperation strictly confidential. In case any disclosure of any such information is caused by the Party, such Party shall be liable for such disclosure.

8.5.	This section shall survive for two (2) years after this Agreement is performed, irrespective of whether this Agreement is invalid in whole or part.

9.	Liability for Breach of This Agreement
9.1	Save for the breaches and Breaching Liability specified in other terms of this Agreement, the Breaching Party of other breaches hereof shall promptly terminate its breaches from the date when it receives the written notice requesting it to correct its breaches from the Non-breaching Party. In the event that the Non-breaching Party sustains any losses arising out of the breaches of the Breaching Party, the Breaching Party shall indemnify any such losses sustained by the Non-breaching Party within five (5) days, including but not limited to direct losses, indirect losses, and all reasonable expenses arising from such indemnification;

9.2	The “Force Majeure” refers to such events as are unforeseeable, the occurrence and consequences arising out of which can not be avoidable or controllable. Save for the circumstances specified in Article 10.1 hereof, any Party shall be exempted from bearing the other Party’s losses arising out of its failure or delay to perform its obligations hereunder by virtue of the Force Majeure. In case of any occurrence of the Force Majeure events, the Party affected by such Force Majeure event (the “Affected Party”) shall promptly notify the other Party of such event as soon as possible, and shall provide the other Party with the documents verifying the occurrence of such Force Majeure event effectively within fifteen (15) days upon the occurrence of such event. The Affected Party shall actively take effective measures to reduce the other Party’s losses that may be caused by its failure or delay to perform its relevant obligations hereunder. The extended time for the performance of any delayed obligations of any Party meeting the Force Majeure shall equal to the time in which such Force Majeure lasts.

9.3	The Force Majeure includes but not limited to any of the following circumstances that affect the normal operation of the network:

9.3.1	The loss of information or records caused by the destroy, paralysis or abnormal use of the computer system;
9.3.2	Serious impacts arising out of the technical adjustment of the Telecommunication Sector; and

9.3.3	Provisional closure caused by the governmental regulations.

10.	Termination
10.1	This Agreement shall be valid and binding upon the Parties as soon as it is entered into. No Party can terminate this Agreement provided that none of the following circumstances occurs:

10.1.1	Any Party fails to perform its obligations hereunder for three (3) consecutive months due to the Force Majeure; in such case, the other Party is entitled to notify such Party of recovering the performance of this Agreement within thirty (30) days. In the event that the Party so affected by the Force Majeure (the “Affected Party”) is unable to recover the performance of this Agreement within thirty (30) days upon the sending of the said notice, the Party sending such notice is entitled to notify the Affected Party of the termination of this Agreement fifteen (15) days in advance;

10.1.2	In the event that any Party breaches this Agreement seriously (the “Breaching Party”), the Party who has not breached this Agreement (the “Non-breaching Party”) is entitled to notify the Breaching Party of correcting its breaches within thirty (30) days. In the event that the Breaching Party fails to correct its breaches within thirty (30) days upon the sending of the said notice, the Non-breaching Party is entitled to notify the Breaching Party of the termination of this Agreement fifteen (15) days in advance;

10.1.3	In the event that any Party is declared to be bankrupt or insolvent (the “Bankrupt or Insolvent Party”), the other Party is entitled to notify the Bankrupt or Insolvent Party of ending its bankruptcy or insolvency within thirty (30) days. In the event that the Bankrupt or Insolvent Party is unable to end its bankruptcy or insolvency within thirty (30) days upon the sending of the said notice, the Party sending such notice is entitled to notify the Breaching Party of the termination of this Agreement fifteen (15) days in advance; or

10.1.4	In the event that some key terms in this Agreement are in violation of China’s laws, or the Parties fail to reach a consensus on the modification of such terms within thirty (30) days, any Party is entitled to notify the other Party of the termination of this Agreement fifteen (15) days in advance.

10.2	This Agreement can be terminated upon the consensus of the Parties.

11.	Miscellaneous
11.1.	The Parties have understood and agreed that each Party is an independent contractor. No provision in this Agreement constitutes a partnership or joint venture relationship between the Parties.

11.2.	Notice: Any notice required or allowed by this Agreement shall be made in writing and sent to the address of the other Party specified in this Agreement by mail or fax. Such notice shall be deemed to be served on the date when it is signed and accepted by the employee of the other Party or is faxed successfully.

11.3.	Anything not covered herein or any provision herein needed to be supplemented, altered or modified by virtue of the business development shall be made in a written supplementary agreement upon the negotiation of the Parties. The said supplementary agreement shall come to effect after it is entered into and sealed by the Parties, and such supplementary agreement shall have the same effect and force with this Agreement.

11.4.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement.

11.5.	The conclusion, validity, interpretation, performance, termination and dispute resolution of, to and arising out of this Agreement shall be governed by the laws of the PRC. Any dispute arising out of the performance of this Agreement shall be resolved through friendly negotiation in the first instance; if not reached, the Party may institute such dispute to the People’s Court at the residence of Party A.

11.6.	Party B has hereby undertaken that it will appoint Party A to act as its service provider in respect of other versions that may be introduced, developed and updated in relation to the Products, and that other products that it is qualified to operate shall be cooperated with Party A.

11.7.	This Agreement and its appendixes are made in five (5) copies, two (2) of which will be held by Party A, and three (3) of which will be held by Party B. Each copy shall have the same force and effect with the other copies. This Agreement comes to effect after it is duly signed and sealed by the authorized representatives of the Parties.

[(No Text In The Following) Signature Page Follow]
IN WITNESS WHEREOF, the Parties have duly caused their authorized representatives to execute this Agreement on the date first written above.
Party A:
Shanghai Sheng-fu-tong E-commerce Co., Ltd. (Seal)
Signed by Authorized Representative:
Address: 208 Juli Road, Pudong New Area, Shanghai (201203)
Fax:
Tel:
Party B:
Shanghai Shulong Technology Development Co., Ltd. (Seal)
Signed by Authorized Representative:
Address: No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai (201203)
Fax:
Tel:
Nanjing Shulong Computer Technology Development Co., Ltd.
Signed by Authorized Representative:
Address: No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai (201203)
Fax:
Tel:
Shanghai Shulong Computer Technology Development Co., Ltd.
Signed by Authorized Representative:
Address: No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai (201203)
Fax:
Tel:

Appendix 1: Settlement Price Payable to Party B:
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